INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 24 to Registration Statement No. 33-39242 of American Century World Mutual
Funds, Inc. on Form N-1A of our reports dated January 8, 2001, appearing in the
Annual Reports of Global Growth Fund, International Growth Fund, Emerging
Markets Fund, Life Sciences Fund, and Technology Fund, five of the funds comprising American Century World Mutual Funds, Inc. for the year ended November
30, 2000, in the Statement of Additional Information, which is part of this
Registration Statement, and to the reference to us under the caption "Financial
Highlights" in the Prospectuses, which is also part of such Registration
Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
April 16, 2001